EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 15, 2010, by and between SUPPORTSAVE SOLUTIONS, INC., a Nevada corporation ("Company"), and JOSEPH S. DURYEA, an individual ("Duryea").

WITNESSETH:

1.
Employment Services. Company hereby employs Duryea as Company's President ("President"), and Duryea hereby accepts such employment and position, all upon the terms and conditions hereinafter set forth.

2.	Duties; Authority.

(A)
During the Term (defined herein) of this Agreement, Duryea shall serve as President of Company. In this capacity, Duryea shall devote his full working time and efforts to the Company's business and affairs and provide management services described below and those customarily incident to such office and position and, subject to the terms of this Agreement, to such other services as may be reasonably requested by the Chief Executive Officer ("CEO") and Board of Directors ("BOD") of Company. Such duties include, without limitation: (A) the day-to-day management of Company; (B) oversight and strategic planning for Company, management of Company's sales and marketing affairs, including the hiring and firing of department personnel and all proposals and pricing; (C) management of other functional areas like human resources, operations, and information technology, as necessary; (0) interfacing with potential investors; and (E) other duties consistent with that of a President of business a process outsourcing company of a similar size and scope.

(B)
Nothing in this Agreement shall affect Duryea's duty of loyalty and duty of care to Company as provided for under appliqable state law. Moreover, nothing contained herein or under law shall be construed as preventing Duryea from (i) investing Duryea's personal assets in such form or manner as will not require any services on the part of Duryea .in the operation or the affairs of the companies in which such investments are made and in Which, his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a "group" under the federal securities laws) will not exceed 5% of any company's voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Duryea's investments of engagement does not result in a violation of his covenants under this Section or Section 9 hereof and are otherwise disclosed to and approved by the BOD in its sole discretion.

(C)
Duryea represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the tenns hereof and (b) Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein. As an exception to the foregoing representation, warranty, and covenant by Duryea, Company acknowledges and agrees that (i) Duryea continues to be bound by confidentiality and/or non-disclosure agreements with persons and/or entities with whom Duryea has had prior business relationships and (ii) nothing in this Agreement shall obligate Duryea to breach any such confidentiality and/or non-disclosure agreements.

3.	Company Covenants.

(A)
Company shall use Company's best efforts, through its BOD, to permit Duryea to provide input to the BOD relative to the nomination slate for BOD for each annual meeting of stockholders which occurs during the Term of this Agreement.

(B)	Without the prior written consent of Duryea, Company shall not perform any of the following actions:

(i)	a Change of Control as defined in Section 12 below;

(ii)	any act which would make it impossible or impractical for Company to conduct the ordinary business of Company;

(iii)	the confession of any judgment, the making of any assignment for the benefit of creditors or the institution of any bankruptcy proceedings;

(iv)	dissolution of Company;

(v)	sale or distribution of assets outside the ordinary course of business in excess of $100,000; and/or

(vi)	The creation of any obligation or commitment of Company, including the borrowing of funds, in excess of $250,000.

4.
Officer Positions. Notwithstanding anything to the contrary set forth herein, Duryea shall have the exclusive authority to hire and terminate sales and marketing employees for the Company without approval of the CEO or BOD.

5.
Salary. Company shall pay Duryea as compensation for Duryea's services during the Term a base annual salary of One Hundred Fifty Thousand United States Dollars (US$150,OOO) ("Salary"), payable pursuant to Company's established payroll policies and practices every two "weeks. Duryea's Salary shan be subject to periodic review by Company and may be increased, but not decreased, in Company's sole discretion.

6.	Stock.

(A)
Stock Grant and Vesting, Company hereby grants to Duryea two million three hundred eighty thousand (2,380,000) of Company's common stock ("Duryea's Stock") on the terms and conditions set forth herein. Duryea's Stock shall vest in accordance with the following vesting schedule:

(i)	twenty-five percent (25%) of Duryea's Stock shall vest the earlier of:

(a)
in twelve (12) equal installments during the first twelve (12) months of Duryea's employment, which shall begin on the first day of employment and continue to vest each of the next eleven (11) months on the first (1st) day of the month (for the avoidance of doubt, the first 25% of Duryea's stock shall all be vested on or before December 31, 2010); and

(b)	Company's market capitalization reaching and/or exceeding Twenty Million United States Dollars (US$20,000,000);

(ii)	an additional twenty-five percent (25%) of Duryea's Stock shall vest upon Company's market capitalization reaching and/or exceeding Twenty Million United States Dollars (US$20,000,000);

(iii)	an additional twenty-five percent (25%) of Duryea's Stock shall vest upon Company's market capitalization reaching and/or exceeding Twenty-Five Million United States Dollars (US$25,000,000)

(iv)	the remaining twenty-five percent (25%) of Duryea's Stock shall vest upon Company's market capitalization reaching and/or exceeding Thirty Million United States Dollars (US$30,000,000); and/or

(v)	Any or all of Duryea's Stock may be vested at anytime in a manner more favorable to Duryea in the sole discretion of the BOD.

(vi)	Duryea's Stock will have a special restriction on open market sales that will expire on June 1,2011

For purposes of this Agreement, Company's "market capitalization" shall be measured using the most recent calendar year's quarterly average of the Company's daily closing price times the number of shares outstanding.

Notwithstanding the foregoing vesting schedule, all of the unvested portion of Duryea's Stock shall vest immediately prior to a Change of Control (as defined in Section 12 below).

Notwithstanding the foregoing vesting schedule, no shares of Duryea's Stock shall vest if it is determined (a "Determination") that Duryea has been found to have engaged in any form o~' Market Manipulation. For purposes of this Section 6, "Market Manipulation" shall mean interference with the free and fair operation of the securities market, including, but not limited to, any practice found by the federal courts to violate Sections 9(a) and I o (b) of the Securities and Exchange Act of 1934, or Rule 10b-5 promulgated thereunder. A "Determination" shall be deemed to have been made for purposes of this Section 6 (1) if any entity, regulatory agency, or governmental agency concludes that Duryea has engaged in Market Manipulation or (11) if the Arbitrator chosen in accordance with the following arbitration procedure concludes that Duryea has engaged in Market Manipulation:

If the BOD suspects or believes that Duryea has engaged in Market Manipulation, the BOD may submit the issue to binding arbitration, conducted in accordance with the AAA arbitration rules for commercial disputes. The arbitrator (the "Arbitrator") shall use the substantive laws of Nevada, excluding conflicts laws and choice of law principles. The Arbitrator shall be selected by agreement of Duryea and the BOD. In the event that Duryea and the BOD cannot agree, Duryea shall select one arbitrator and the BOD shall select a second arbitrator, and the two arbitrators so selected shall select a third arbitrator who shall act as Arbitrator. The arbitration shall be in Las Vegas, Nevada, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Arbitrator. The decision of the Arbitrator pursuant hereto shall be final and binding upon Duryea and Company.

(B)
Non-Dilution. Upon the' issuance of any Securities, Company shall correspondingly increase the amount of Duryea's Stock by the amount of dilution that Duryea would otherwise suffer but for the provisions of this Section 6(B). Notwithstanding the foregoing, Duryea's rights to non-dilution as stated in this Section 6B shall terminate on the date of termination of employment with the Company, regardless of the reason.

(C)
Put Right. In the event of a Change of Control, or immediately prior thereto, Duryea shall have the right to require Company to purchase all or a portion of Duryea's Stock, which right shall be exercisable at any time upon Duryea providing written notice to Company within thirty (30) days prior to the anticipated triggering event andlor thirty (30) days after the triggering event. Any purchase of Duryea's Stock made pursuant to the foregoing shall be at a purchase price equal its fair market value.

(D)
Additional Stock Grants. Company acknowledges and agrees that Company shall be obligated to make additional grants of Company's common stock, on the same terms and conditions set forth in this Section 6, including, without limitation, concerning vesting, non-dilution, and put rights, as follows:

(i)	four million six hundred twenty thousand (4,620,000) to be granted to employees of Company designated by Duryea from time-to-time at Duryea's sole discretion.

Duryea's Stock, along with Company's common stock to be granted in accordance with this Section 6(D) shall, to the extent not registered under the Act, be collectively referred to herein as the "Registrable Securities".

(E)
Piggyback Rights. Company shall give at least thirty (30) days' advance written notice to each holder of granted and vested Registrable Securities of Company's intention to register any of its Securities under the Securities Act of 1933, as amended (the "Act"). Each such holder may then specify. by prompt notice to Company received by Company within thirty (30) days following the date of the notice, a number of shares of Registrable Securities held by each such holder which such holder wishes to include in Company's proposed registration. Company will use its best efforts to effect the registration under the Act of the Registrable Securities specified by the holders of granted and vested Registrable Securities under this Section 6(E).

(F)
Additional Company Registration Covenants and Representations. Company represents and covenants that Company shall use Company's best efforts to take such actions as may be reasonably required or desirable to carry out the provisions of Section 6(E) to register the Registrable Securities in accordance therewith, including, without limitation, to prepm'e and file with the Securities and Exchange Commission the applicable registration statement, cause any such registration statement to become effective, to keep such registration statement effective for a period of up to one hundred twenty (120) days, to fully cooperate with the holders of the Registrable Securities to effect such holders' preferred manner of distribution (including, through coordination, cooperation, and/or agreement with underwritera), to register or qualify any Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States of America as the holders of such Registrable Securities or the underwriters reasonably request, and to take any other acts which a seller or the underwriters may reasonably request under such securities or blue sky laws to enable the consummation of the disposition in such jurisdictions of such Registrable Securities, to cause any such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by Company are then listed, and bear the expenses of the foregoing.

7.
Withholding. Company shall deduct and withhold from the compensation payable to Duryea pursuant to Section 5 and, if applicable, Section 6, of this Agreement any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required or authorized by Company to be deducted or withheld by Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

8.	Fringe Benefits.

(A)
Health Insurance. Company shall pay the insurance premiums for Duryea and Duryea's immediate family (the "Duryea Family") for reasonable health, dental, vision, disability, and life insurance ("Health Benefits"), upon establishment of an employee group health benefits policy by Company. The Duryea Family shall receive Health Benefits through such employee group health benefits policy(ies) which may be offered by Company from time-to-time at Company's then-established rates, pursuant to Company's then-established employment practices.

(B)	PTO. Duryea shall receive twenty (20) days paid time off ("PTO") each calendar year. Duryea may carry-over up to ten (10) days of unused PTO into the next calendar year.

(C)
Other. Company shall use Company's best efforts to establish and offer employee group health benefits plans offering Health Benefits, retirement, disability, and offer other benefits to Duryea consistent with that offered to officers in similar positions in the call-center industry and on terms no less favorable than those generally available to such officers.

9.	Covenants.

(A)
Solicitation. During (a) the period in which Duryea performs services for the Company and (b) contingent upon Duryea's receipt of Severance as defined in, and pursuant to Section 11 of this Agreement, for a period of six (6) months after termination of Duryea's employment with the Company, Duryea hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i)
Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination, or any prospective customers of the Company to whom bids were submitted prior to of the Termination.

Notwithstanding the foregoing, Duryea shall not be prevented from (i) investing in or owning up to five percent (5%) ofthe outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Duryea owned before the date of his employment with the Company.

(B)
Works Made For Hire. All writings, inventions, discoveries, improvements, processes and work product of any nature whatsoever, including, without limitation, computer programs, hardware, software, systems, networks, models, drawings, formulae, styles, specifications, data bases, know-how, strategies, data and designs, prepared by Duryea individually or jointly with others during the period of his employment by Company (regardless of whose equipment is used in preparing the same or the hours in which such writings or other work product were written) ("Work Product"), shall be the sole and exclusive property of Company, including without limitation the physical copies or other embodiments thereof as well as any and all copyright, trade secret, trademark (and related goodwill), and patent rights therein and all related rights of priority under international conventions with respect thereto (collectively, "Intellectual Property Rights"). Duryea acknowledges that he has been engaged in the capacity as an employee of Company, he is currently engaged in the capacity as an employee of Company, and will continue to be engaged in the capacity as an employee of Company, and that by reason thereof, among other consequences, all of his writings prepared within the scope of his employment by Company are subject to treatment as "works made for hire" under the U.S. Copyright Act. Nothing contained in this Agreement shall be construed to reduce or limit Company's rights in any Work Product so as to be less in any respect than the rights Company would have had in the absence of this Agreement. To the extent, if any, that the Work Product comprises writings or other developments that cannot qualify as ''works made for hire" under the U.S. Copyright Act, Duryea hereby assigns and agrees to assign to Company all of Duryea's intellectual property rights therein. Duryea further hereby assigns and agrees to assign to Company all pending and future patent applications and patents (and rights of priority under international conventions), and all continuations, divisions, continuations-in-part, reissues, patents or addition and extensions thereof, based upon any invention or discovery implemented or conceived as part of the Work Product. Duryea agrees to waive any "moral rights" or rights he may have in any Work Product under the Visual Artists Rights Act of 1990.

(C)
Non-Disclosure of Confidential Information. Unless authorized in writing by Company, Duryea shall not disclose at any time after the date of this Agreement any Confidential Information (as defined herein) of Company to any person or entity nor shall Duryea use the same for any purpose at any time other than within the scope of Duryea's employment with Company. All Confidential Information which comes into Duryea's possession or is generated by Duryea during the Term of this Agreement shall be and remain the exclusive property of Company. The term "Confidential Information" for purposes of this Agreement shall mean records, files, documents, lists, correspondence, letters, agreements, contracts, manuals, policies and procedures, client lists, candidate lists, mailing lists, business plans, financial information, employee lists, payroll, licenses and their terms, and data pertaining to the operational, financial, advertising, marketing, technical, accounting and other matters with respect to the business, management and operation of Company, in paper, electronic, or other format, whether past, current or future, all of which Duryea acknowledges are valuable, special and unique property of Company and which Company is entitled to protect and that Duryea has no right, title or interest in or to such materials.

(D)
Remedies. Executive acknowledges that any breach by him of the provisions of this Section 9 of this Agreement shall cause irreparable hann to the Company and that a remedy at law for any breach or attempted breach of Section 9 of this Agreement will be inadequate, and agrees that, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

10.	Term and Termination.

(A)
Term and Termination. Except as otherwise provided herein, this Agreement shall be effective as of the date first set forth above and shall continue for three (3) years (the "Term"). Notwithstanding anything to the contrary set forth in this Agreement, Company may terminate Duryea's employment effective immediately at any time for Cause (defined herein). Similarly, Duryea may terminate Duryea's employment with Company, effective immediately, for Good Reason (defined herein). Notwithstanding anything to the contrary set forth in this Agreement, the parties understand and acknowledge that if Duryea remains employed by the Company after the end of the Term, then such employment shall be "at-will" unless this Agreement is extended, or different terms are established, by the parties in writing.

(B)	Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(i)	A material reduction in the duties, responsibilities, status, reporting responsibilities, title, or offices that Duryea had with Company immediately before the reduction;

(ii)	A Change in Control;

(iii)	The failure of any successor to Company by merger, consolidation or acquisition of all or substantially all of the business of Company to assume Company's obligations under this Agreement;

(iv)
financial dishonesty of the BOD, CEO, or other officers of Company (other than Duryea), including, without limitation, misappropriation of funds or property, or any attempt by the BOD, CEO, or other officers of Company (other than Duryea,) to secure any personal profit related to the business or business opportunities of Company without the informed, written approval of Duryea;

(v)	A material breach by Company of its obligations under this Agreement.

(C)	Cause. For purposes of this Agreement, "Cause" shall mean a reasonable belief by the BOD of Company that Duryea has engaged in anyone of the following:

(i)
financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Duryea to secure any personal profit related to the business or business opportunities of Company without the informed, written approval of Company's BOD;

(ii)	gross misconduct which has a materially adverse effect upon Company's business or reputation;

(iii)	Fraud, gross negligence or willful misconduct in the performance of his duties as an employee of the Company.

(iv)	the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud;

(v)	the material breabh of any provision ofthis Agreement;

(vi)	death of the Duryea; or

(vii)	a disability of Duryea which continues for a period in excess of thirty (30) days

(D)	A termination as a result of a Change in Control shall not constitute Cause.

(E)
Notwithstanding the foregoing, termination of employment shall not affect the obligations of Duryea under Section 9 hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Duryea shall promptly destroy or deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, which pertain to or were used by Duryea in connection with his employment by the Company, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Duryea or otherwise in Duryea's possession or control.

11.
Severance. In the event that (A) Duryea's employment is terminated by Company for any reason other than for Cause or (B) Duryea terminates his employment with Company for Good Reason (each of item (A) and (B) referred to herein as a ("Termination"), Company shall pay severance in the form of:

(i)	continued payments for six (6) months after Termination of the Salary, payable pursuant to Company's established payroll policies and practices every two weeks;

(ii)	a continuation for six (6) months after Termination of the same benefits provided to Duryea by the Company immediately prior to the Termination;

(iii)
the survival of Section 6 of this Agreement (a) for six (6) months after Termination if the duration of Duryea's employment with Company was less than one (1) year or (b) for twelve (12) months after Termination if the duration of Duryea's employment with Company was greater than one (1) year; and

(iv)	the payment of any accrued, but unpaid, PTO within thirty (30) days after Termination.

(collectively, the "Severance ).

12.	Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

(A)	"Change of Control" shall mean any of the following transactions effecting a change in ownership or control of Company:

(i)
a merger, consolidation or reorganization of Company, as a result of which its outstanding shares shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company);

(ii)	transfer or other disposition of all or substantially all of Company's assets; and/or

(iii)
the acquisition, directly or indirectly, by any person or related group of persons (other than Company or a person that directly or indirectly controls, is controlled by, or is under common control with, Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of Company's Securities possessing more than fifty percent (50%) of the total combined voting power of Company's outstanding Securities to a tender or exchange offer made directly to Company's stockholders.

(B)
"Securities" shall mean (i) any common stock, preferred stock, ownership interest, or other security of Company; (ii) any security convertible, with or without consideration, into any item in (i) or other security (including any option to purchase such a convertible security) of Company; (Hi) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock, ownership interest, or other security of Company; or (iv) any such warrant or right.

13.
Scope of Agreement. This Agreement shall inure to the benefit of and be binding upon Company and its successors and permitted assigns, and the heirs and personal representatives of Duryea. Neither party may assign this Agreement without the prior written consent of the other party.

14.	Amendments. This Agreement may not be modified or amended except by an instrument in writing executed by the party against whom enforcement of any such modification or amendment is sought.

15.
Integration. This Agreement constitutes the entire agreement among the parties hereto and there have been no other prior agreements, understandings or arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

16.
Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Facsimile signatures of the parties hereto shall be binding.

17.	Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.	Notices. All notices hereunder shall be deemed delivered if made in writing and delivered personally, sent ·by registered mail or certified mail, return receipt requested, or sent by national overnight courier, to the parties at the following addresses, or at such other addresses as shall be specified by like notice;

If to Company:	Chris Johns CEO
SupportSave Solutions, Inc.
3450 Cahuenga Blvd West Ste 409
Los Angeles, CA 90068

If to Duryea:	Joseph S. Duryea
3424 Bedford Ave
Omaha, NE 68164

Any notice given by mail shall be effective three (3) business days after deposit in the United States mail. Any notice given by overnight delivery shall be effective upon the next business day after the deposit with such national overnight courier. Notice given by personal delivery shall be effective the business day of delivery.

19.
Severabilitv. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but .if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be enforced to the fullest extent permissible under applicable laws and public policy, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.
Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and performed in such state and any applicable laws of the United States of America.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

SUPPORTSAVE SOLUTIONS, INC.
By: /s/ Chris Johns Name: Chris Johns Title: CEO and Chairman	/s/ Joseph Duryea “Duryea”